RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Pennsauken, NJ – March 1, 2017 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced financial results for the thirteen and fifty-two week periods ended December 31, 2016.

RCM Technologies reported revenues of $44.2 million for the thirteen week period ended December 31, 2016, a 6.8% decrease as compared to $47.4 million for the thirteen week period ended January 2, 2016 (the comparable prior year period). Gross profit of $12.1 million for the thirteen week period ended December 31, 2016, decreased 11.6% as compared to $13.7 million for the comparable prior year period.  Operating income was $0.3 million for the thirteen week period ended December 31, 2016 as compared to $2.4 million for the comparable prior year period. The Company experienced a net loss of ($0.2) million for the thirteen week period ended December 31, 2016 as compared to net income of $3.0 million for the comparable prior year period.

RCM Technologies reported revenues of $176.4 million for the fifty-two week period ended December 31, 2016, a 5.0% decrease as compared to $185.7 million for the fifty-two week period ended January 2, 2016 (the comparable prior year period). Gross profit was $47.0 million for the fifty-two week period ended December 31, 2016, a 9.4% decrease as compared to $51.9 million for the comparable prior year period.  Operating income was $4.1 million for the fifty-two week period ended December 31, 2016 as compared to $7.9 million for the comparable prior year period. Net income for the fifty-two week period ended December 31, 2016 was $1.8 million as compared to $6.0 million for the comparable prior year period.

The Company recorded charges of $1.3 million associated with a legal settlement and office closure for the thirteen and fifty-two weeks ended December 31, 2016. The Company settled a wage and hour class action lawsuit in December 2016 and incurred total expenses of $0.7 million, including professional fees. The balance is primarily related to facilities consolidation charges associated with the closure of the Company's Grand Rapids, Michigan office.

On December 31st, 2015 the Company sold certain assets of a subsidiary that resold and provided implementation services for QAD software (the "QAD business unit") as part of the Company's Information Technology segment. The QAD business unit generated $0.8 million in revenues and $0.3 million in gross profit for the thirteen week period ended January 2, 2016. The QAD business unit generated $3.4 million in revenues and $1.4 million in gross profit for the fifty-two week period ended January 2, 2016.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, "We are pleased to finish the year with our best gross margin and second best gross profit quarter of 2016.  I want to highlight the following accomplishments:

·	Our Specialty Health Care's fourth quarter revenues of $16.3 million established a new quarterly record.
·	Our Travel Nursing business continued to grow, finishing the fourth quarter with a $12.6 million revenue run-rate. We continue to hire as many qualified recruiters as we can find.
·	We ended 2016 with approximately 30 paraprofessionals on staff for our new contract with the Hawaii Department of Education. We are optimistic this will continue to grow in 2017.
·
We acquired Allied Health Professionals, a small provider of therapists to Chicago area schools and other health care facilities. This acquisition added an additional 20 therapists and several new clients to our growing Chicago office.

·
Our Locum Tenens Division signed several contracts and made their first placement in the fourth quarter. We anticipate this group will generate positive contribution margin by the third quarter of 2017.

·	Engineering generated its highest revenue and gross profit quarter of 2016.
·	Engineering also achieved its highest gross margin in history, due in large part to several fixed priced contracts that were completed in the fourth quarter.
·
Information Technology revenues for the fourth quarter continued to lag prior year results mainly due to shorter assignments and fewer opportunities than in previous years. We continue to make investments in sales and recruiting resources while focusing on increasing our sales activity levels and improving our recruiting processes.  We expect our sales and recruiting re-tooling will have a positive impact sometime in 2017."

Mr. Campanelli, added, "We believe that the foundation laid in 2016 will set RCM up for significantly improved operational performance in 2017, particularly as we progress throughout the year."

Kevin Miller, Chief Financial Officer of RCM Technologies, added, "We were pleased to experience strong cash flow in 2016, generating cash flow from operations of $11.6 million, following 2015 cash flow from operations of $12.5 million. We again experienced improvement to our DSOs in the fourth quarter of 2016 and we believe there is still significant progress to be made in 2017. We are very excited about our business as we head into 2017 and expect to see significant growth in annual operating income."

Conference Call
On Thursday, March 2, 2017, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (877) 331-7677.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should," "are confident" or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	December 31, 2016	January 2, 2016
Revenues	$44,198	$47,407
Cost of services	32,092	33,717
Gross profit	12,106	13,690
Selling, general and administrative	10,087	10,927
Depreciation and amortization	392	383
Operating income before legal settlement and office closure	1,627	2,380
Legal settlement and office closure	1,283	-
Operating income	344	2,380
Interest expense, net and foreign currency transactions	(115)	(270)
Change in contingent consideration	(285)	-
(Loss) income before income taxes	(56)	2,110
Income tax expense (benefit)	160	(866)
Net income	($216)	$2,976

Diluted net (loss) earnings per share data	($0.02)	$0.24

	Fifty-Two Week Periods Ended
	December 31, 2016	January 2, 2016
Revenues	$176,448	$185,736
Cost of services	129,418	133,851
Gross profit	47,030	51,885
Selling, general and administrative	40,063	42,567
Depreciation and amortization	1,569	1,467
Operating income before legal settlement and office closure	5,398	7,851
Legal settlement and office closure	1,283	-
Operating income	4,115	7,851
Interest expense, net and foreign currency transactions	(528)	(697)
Change in contingent consideration	(285)	-
Income before income taxes	3,302	7,154
Income tax expense	1,544	1,139
Net income	$1,758	$6,015

Diluted net earnings per share data	$0.14	$0.47

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	December 31, 2016	January 2, 2016
	(Unaudited)
Cash and cash equivalents	$279	$985
Accounts receivable, net	$45,170	$50,946
Total current assets	$53,071	$64,529
Total assets	$69,831	$81,336
Total current liabilities	$23,713	$26,629
Borrowing under line of credit	$14,311	$21,000
Net debt (borrowings less cash)	$14,032	$20,015
Total liabilities	$38,576	$49,133
Stockholders' equity	$31,255	$32,203
Treasury stock	($14,622)	($10,365)

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	December 31, 2016	January 2, 2016
Net income	($216)	$2,976
Adjustments to reconcile net income to cash provided by operating activities	1,859	2,173
Changes in operating assets and liabilities
Accounts receivable	(3,173)	989
Prepaid expenses and other current assets	(619)	(2,180)
Net of transit accounts receivable and payable	102	940
Accounts payable and accrued expenses	1,456	(331)
Accrued payroll and related costs	861	1,012
Income taxes payable	(763)	(586)
Total adjustments	(277)	2,017
Cash provided by operating activities	($493)	$4,993

Net cash provided by (used in) investing activities	(102)	297
Net cash used in financing activities	541	(8,982)
Effect of exchange rate changes	30	135
Decrease in cash and cash equivalents	($24)	($3,557)

	Fifty-Two Week Periods Ended
	December 31, 2016	January 2, 2016
Net income	$1,758	$6,015
Adjustments to reconcile net income to cash provided by operating activities	3,834	5,377
Changes in operating assets and liabilities
Accounts receivable	5,427	4,261
Prepaid expenses and other current assets	1,228	(2,225)
Net of transit accounts receivable and payable	966	(1,323)
Accounts payable and accrued expenses	(290)	(80)
Accrued payroll and related costs	(1,473)	837
Income taxes payable	185	(381)
Total adjustments	9,877	6,466
Cash provided by operating activities	$11,635	$12,481

Net cash used in investing activities	(831)	(3,036)
Net cash used in financing activities	(11,556)	(14,188)
Effect of exchange rate changes	46	(683)
Decrease in cash and cash equivalents	($706)	($5,426)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended December 31, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$18,834	$9,046	$16,318	$44,198
Cost of services	13,323	6,687	12,082	32,092
Gross Profit	$5,511	$2,359	$4,236	$12,106
Gross Profit Margin	29.3%	26.1%	26.0%	27.4%

	Thirteen Week Period Ended January 2, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$18,871	$14,200	$14,336	$47,407
Cost of services	13,481	9,883	10,353	33,717
Gross Profit	$5,390	$4,317	$3,983	$13,690
Gross Profit Margin	28.6%	30.4%	27.8%	28.9%

	Fifty-Two Week Period Ended December 31, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$73,853	$42,812	$59,783	$176,448
Cost of services	54,182	31,145	44,091	129,418
Gross Profit	$19,671	$11,667	$15,692	$47,030
Gross Profit Margin	26.6%	27.3%	26.2%	26.7%

	Fifty-Two Week Period Ended January 2, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$80,713	$58,885	$46,138	$185,736
Cost of services	60,472	40,787	32,592	133,851
Gross Profit	$20,241	$18,098	$13,546	$51,885
Gross Profit Margin	25.1%	30.7%	29.4%	27.9%